Exhibit 3.7

ARTICLES OF MERGER

MERGING

KGS TEMPORARY COMPANY, INC.

(a Wisconsin corporation)

WITH AND INTO

S AND S BEVERAGE INC.

(a Wisconsin corporation)

Pursuant to the provisions of Sections 180.1101 and 180.1105 of Chapter 180 of the Wisconsin Statutes (the “WBCL”), S and S Beverage Inc., a Wisconsin corporation (the “Surviving Corporation”), does hereby certify the following information relating to the merger of KGS Temporary Company, Inc., a Wisconsin corporation (“Merger Sub”), with and into the Surviving Corporation (the “Merger”):

FIRST: The name and state of incorporation of each corporation that is a party to the Merger are:

Name	State of Incorporation
S and S Beverage Inc.	Wisconsin
KGS Temporary Company, Inc.	Wisconsin

SECOND: The name of the Surviving Corporation is S and S Beverage Inc., and it is a business corporation organized under the laws of the State of Wisconsin.

THIRD: The Agreement and Plan of Merger dated as of January 22, 2021, by and among the Surviving Corporation, the Merger Sub, and Kona Gold Solutions, Inc., a Delaware corporation (the “Plan of Merger”), was approved by each corporation that is a party to the merger in the manner required by and in accordance with Section 180.1103 of the WBCL.

FOURTH: These Articles of Merger shall be effective when filed with the Department of Financial Institutions of the State of Wisconsin.

FIFTH: The Articles of Incorporation of the Surviving Corporation shall continue to be the Articles of Incorporation of the Surviving Corporation following the Merger.

SIXTH: The executed Plan of Merger is on file at the principal place of business of the Surviving Corporation.

SEVENTH: The Surviving Corporation will provide a copy of the Plan of Merger, upon request and without cost, to any shareholder of Merger Sub or, upon payment to the Surviving Corporation of an amount equal to the cost of producing the copy, to any other interested person

EIGHTH: Merger Sub does not have a fee simple ownership interest in any Wisconsin real estate.

NINTH: Merger Sub is not a Domestic or Foreign Business Corporation that is an indirect wholly owned subsidiary or parent of the Surviving Corporation.

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IN WITNESS WHEREOF, the Surviving Corporation and the Merger Sub have caused these Articles of Merger to be executed by their respective duly authorized officers on the date first written above on behalf of all parties to the Merger.

SURVIVING BUSINESS ENTITY:

S AND S BEVERAGE INC.

By:
William J. Stineman
Chief Executive Officer

MERGING BUSINESS ENTITY:

KGS TEMPORARY COMPANY, INC.

By:
Robert Clark
Chief Executive Officer and President

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